EXHIBIT 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release Date: August 3, 2006	Contact: Media Teresa Souza 915/543-5823	Investor Relations: Steve Busser 915/543-5983 Rachelle Williams 915/543-2257

El Paso Electric Announces Second Quarter Financial Results

Overview

•	For the second quarter 2006, EE reported net income of $15.2 million, or $0.32 and $0.31 basic and diluted earnings per share, respectively. In the second quarter of 2005, EE had a net loss of $4.0 million or $0.08 loss per share.

•	For the six months ended June 30, 2006, EE reported net income of $24.6 million, or $0.51 and $0.50 basic and diluted earnings per share, respectively. Net income for the six months ended June 30, 2005 was $0.8 million, or $0.02 basic and diluted earnings per share.

“Although we are obviously disappointed by increases in generation operation and maintenance expenses primarily driven by Palo Verde related repair efforts and unanticipated maintenance at gas-fired units, anticipated decreases in depreciation and interest expense more than offset these items during the quarter,” said Gary Hedrick, President and CEO. “Of particular note, Unit 1 at the Palo Verde nuclear plant is now at full capacity after an extended outage and our retail sales grew at a better than expected rate due to customer growth and hot spring and summer weather.”

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2006 net income relative to 2005.

	Quarter Ended		Six Months Ended
	Net Income	Basic EPS	Net Income	Basic EPS
June 30, 2005	$(3,962)	$(0.08)	$795	$0.02
Changes in (net of tax):
Loss on extinguishment of debt	12,039	0.25	12,039	0.25
Income tax adjustment for change in tax law	6,174	0.13	6,174	0.13
Depreciation and amortization	4,337	0.09	8,276	0.17
Retail base revenue	3,409	0.07	5,312	0.11
Transmission wheeling revenue	1,813	0.04	2,617	0.05
Interest on long-term debt	1,586	0.03	3,635	0.08
Palo Verde operations and maintenance	(4,277)	(0.09)	(5,897)	(0.12)
Fossil fuel plant maintenance	(2,519)	(0.05)	(3,914)	(0.08)
Taxes other than income taxes	(1,442)	(0.03)	(2,771)	(0.06)
Off-system sales retained margin	(43)	(0.00)	(954)	(0.02)
Other	(1,866)	(0.04)	(759)	(0.02)

June 30, 2006	$15,249	$0.32	$24,553	$0.51

Second Quarter and Six Months Ended

Earnings for the quarter and six months ended June 30, 2006 when compared to the same periods last year were positively affected by:

•	The loss on extinguishment of debt incurred in 2005 related to the refinancing of our first mortgage bonds in May 2005 with no comparable activity in 2006.

•	A reduction in income tax expense in 2006 to recognize the change in tax rates resulting from changes in the Texas franchise (income) tax law in May 2006. This adjustment was a non-cash change in the second quarter of 2006, affecting deferred income tax liabilities.

•	Decreased depreciation expense as a result of completing the recovery of certain fresh-start accounting related assets over the period of the Texas Rate Stipulation which ended in July 2005.

•	Higher retail base revenues due to increased retail kilowatt-hour sales in 2006 resulting from growth in customers served and hot summer weather in 2006.

•	Increased transmission wheeling revenues in 2006.

•	Decreased interest on long-term debt in 2006 resulting from refinancing our first mortgage bonds in May 2005 and reissuing and remarketing pollution control bonds in August 2005.

Earnings for the quarter and six months ended June 30, 2006 when compared to the same periods last year were negatively affected by:

•	Increased Palo Verde non-fuel operations and maintenance expenses in 2006 as discussed below.

•	Higher maintenance costs at our gas-fired generating plants.

•	Increased taxes other than income taxes primarily due to increased revenue-related taxes including an increase in the gross receipts tax rate in the City of El Paso and higher taxable revenues including the collection of fuel surcharges in Texas.

•	Decreased retained margins from off-system sales as we experienced lower volumes of off-system sales in the first quarter of 2006 when we normally realize more off-system sales due to reduced Palo Verde

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

output. The lower margins were partially offset by the increase in the Company’s share of margins from 50% to 75% in Texas and higher revenues per MWh for such sales.

Key Earnings Drivers

Our earnings are largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-systems sales margins.

Retail Base Revenues

Retail base revenues increased by $5.5 million, pretax or 5% in the second quarter of 2006 compared to the same period in 2005 primarily due to increased revenues from residential, small commercial and industrial customers and public authority customers. Residential base revenues increased by $3.9 million, pretax or 9.5% in the second quarter of 2006 compared to the same period in 2005 primarily as a result of an increase in average usage per customer due to hotter than normal spring and summer weather conditions and a 2.6% increase in the average number of residential customers. During the second quarter of 2006, cooling degree days were 20% above both last year and the 10-year average.

Base revenues from small commercial and industrial customers increased $1.2 million, pretax or 2.9% in the second quarter of 2006 compared to the same period last year, primarily the result of a 3.0% increase in the average number of small commercial and industrial customers. Base revenues from sales to public authorities increased $0.6 million, pretax or 3.2% primarily due to customer growth of 5.6%.

Retail base revenues for the six-months ended June 30, 2006 increased $8.6 million, pretax or 4.2% largely due to a 2.8% increase in the number of customers served and the hotter than normal spring and summer weather. The hotter weather in the second quarter was partially offset by warmer than normal winter weather in the first quarter of 2006.

Palo Verde Operations

We own approximately 600 megawatts (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operating expenses. Generation from Palo Verde declined 26.1% in the quarter ended June 30, 2006 compared to the same period in 2005 as Palo Verde Unit 1 did not operate during the second quarter and Palo Verde Unit 3 did not operate during a scheduled refueling and maintenance outage.

As previously disclosed, Palo Verde Unit 1 operated at significantly reduced power levels from December 25, 2005 until March 18, 2006 due to vibration in one of its shutdown cooling lines. An outage began March 18, 2006, during which inspections and tests were performed in preparation for an outage expected to begin in June 2006 during which necessary modifications would be made to remedy the situation. Arizona Public Service Company (“APS”) informed us that as a result of tests performed during the March outage, vibration limits could be exceeded under a limited number of scenarios if the unit returned to service at reduced power levels. Consequently, rather than pursue operating modifications to bring the unit back into service at a reduced level, APS informed us that the unit would remain shutdown until the necessary modifications could be completed. The modifications were performed in the second quarter and the unit was restarted in early July. Palo Verde Unit 1 reached full capacity on July 16, 2006. Palo Verde operations and maintenance costs increased $4.3 million, net of tax, or $0.09 per basic share for the quarter ended June 30, 2006 and $5.9 million, net of tax, or $0.12 per share for the six months ended June 30, 2006 compared to the same periods last year primarily due to the modifications at Unit 1 and the Unit 3 maintenance and refueling outage.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Off-system Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows megawatt-hours of off-system sales and the pre-tax margins realized and retained by us from sales for the quarter and six month periods ended June 30, 2006 and 2005:

	Quarter Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
MWh sales	288,099	246,031	675,977	833,142
Total margins (in thousands)	$775	$1,130	$8,502	$13,660
Retained margins (in thousands)	$627	$696	$6,877	$8,415

For the quarter ended June 30, 2006, retained margins from off-system sales decreased approximately $69,000. Almost all of the off-system sales in the second quarter of 2006 were arbitrage sales which have very low margins. We make arbitrage sales when we can purchase power at one location and sell it at another location from our generation. Partially offsetting the lower margins was our retention of a higher percentage of margins in Texas which increased in July 2005 to 75% compared to the previous 50% as a result of the new rate agreement with the City of El Paso. The margin sharing provisions of the rate settlement are subject to approval by the Public Utility Commission of Texas (PUCT).

For the six months ended June 30, 2006, our retained margins decreased approximately $1.5 million reflecting a reduction in off-system kilowatt-hour sales of 34% in the first quarter of 2006, primarily due to reduced output from Palo Verde. Partially offsetting this was an increase in the percentage of off-system sales margins retained by us from 50% to 75% beginning in July 2005 per the City of El Paso rate agreement. The table below shows on a per MWh basis, revenues, costs and margins from off-system sales for the first two quarters of 2006 and 2005.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Margin Per MWh
March 31, 2005	$45.49	$24.15	$21.34
June 30, 2005	$47.45	$42.86	$4.59

March 31, 2006	$68.99	$49.07	$19.92
June 30, 2006	$48.39	$45.70	$2.69

Capital and Liquidity

At June 30, 2006, common stock equity comprised 47.9% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations).

No common stock or long-term debt was repurchased during the second quarter of 2006.

Cash flows from operations improved significantly in 2006 relative to 2005 as we have collected fuel costs which were deferred in 2005. Cash flow from operating activities for the six month period ended June 30, 2006 was 141% of cash requirements for capital additions and other capital requirements compared to 66% in 2005.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Cash flow from operations was positively impacted by the collection of $25.7 million of Texas fuel surcharges in the first six months of 2006. In 2005, significant fuel costs were deferred for future recovery. In Texas, fuel costs are recovered through a fixed fuel factor which may be adjusted twice a year. We record deferred fuel revenues and a deferred asset for the under-recovery of fuel costs until they can be recovered from Texas customers. In October 2005, we began recovering through a fuel surcharge $53.6 million of fuel under-recoveries over a 24-month period. In February 2006, we increased our fuel factors on an interim basis and implemented an additional fuel surcharge to recover $34 million of fuel under-recoveries, including interest through the surcharge period, over a twelve-month period. The increase in cash flows from operations has allowed us to internally finance additional investments in electric utility plant and to increase our balance of cash and temporary investments by $24 million in 2006.

2006 Earnings Guidance

We are reiterating our earnings guidance for 2006 of $1.10 to $1.35 per basic share.

Conference Call

A conference call to discuss second quarter 2006 earnings is scheduled for 4 p.m. Eastern Time, Thursday, August 3, 2006. The dial-in number is 888-982-4489 with a passcode of 2006. The conference leader will be Scott Wilson, Executive Vice President and Chief Financial and Administrative Officer of EE. A replay will run through August 18, 2006. The dial-in number is 888-403-4664 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) disallowance of the retention of 75% of off-system sales margins by the PUCT; (v) unanticipated increased costs associated with scheduled and unscheduled outages; (vi) the cost of replacing steam generators for Palo Verde Unit 3 and other costs at Palo Verde; (vii) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (viii) deregulation of the electric utility industry; (ix) reduced wholesale margins; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xii) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; (xiii) a possible reduction in the reliability of our service and possible added expense in the event of a strike by, or lock out of, our union employees; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended June 30, 2006 and 2005

(In thousands except for per share data)

(Unaudited)

	2006	2005	Variance
Operating revenues, net of energy expenses:
Base revenues	$116,228	$110,676	$5,552	(a)
Off-system sales margins, net of sharing	627	696	(69	)(b)
Other	4,059	1,647	2,412

Operating Revenues Net of Energy Expenses	120,914	113,019	7,895

Other Operating Expenses:
Other operations and maintenance	45,948	40,140	5,808
Palo Verde operations and maintenance	23,556	16,658	6,898
Taxes other than income taxes	12,358	10,033	2,325
Loss on extinguishment of debt	—	19,418	(19,418)
Other income	92	888	(796)

Earnings Before Interest, Taxes, Depreciation and Amortization	39,144	27,658	11,486	(c)

Depreciation and amortization	16,860	23,855	(6,995)
Interest charges	7,801	10,236	(2,435)

Income Before Income Taxes	14,483	(6,433)	20,916

Income tax benefit	(766)	(2,471)	1,705	(d)

Net Income	$15,249	$(3,962)	$19,211

Basic Earnings per Share	$0.32	$(0.08)	$0.40

Diluted Earnings per Share	$0.31	$(0.08)	$0.39

Weighted average number of shares outstanding	48,284	47,704	580

Weighted average number of shares and dilutive potential shares outstanding	48,796	47,704	1,092

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $7.6 million and $7.1 million, respectively.
(b)	Texas customers received 25% of margins in the second quarter of 2006 and 50% in the second quarter of 2005.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(d)	The 2006 income tax benefit includes the recognition of a change in deferred income tax liability resulting from changes in the Texas franchise (income) tax law in May 2006 of $6.2 million.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Six Months Ended June 30, 2006 and 2005

(In thousands except for per share data)

(Unaudited)

	2006	2005	Variance
Operating revenues, net of energy expenses:
Base revenues	$212,709	$204,065	$8,644	(a)
Off-system sales margins, net of sharing	6,877	8,415	(1,538	)(b)
Other	10,645	4,009	6,636

Operating Revenues Net of Energy Expenses	230,231	216,489	13,742

Other Operating Expenses:
Other operations and maintenance	86,451	76,888	9,563
Palo Verde operations and maintenance	40,245	30,733	9,512
Taxes other than income taxes	24,918	20,449	4,469
Loss on extinguishments of debt	—	19,418	(19,418)
Other income	223	979	(756)

Earnings Before Interest, Taxes, Depreciation and Amortization	78,840	69,980	8,860	(c)

Depreciation and amortization	34,078	47,425	(13,347)
Interest charges	15,447	21,255	(5,808)

Income Before Income Taxes	29,315	1,300	28,015

Income tax expense	4,762	505	4,257	(d)

Net Income	$24,553	$795	$23,758

Basic Earnings per Share	$0.51	$0.02	$0.49

Diluted Earnings per Share	$0.50	$0.02	$0.48

Weighted average number of shares outstanding	48,208	47,555	653

Weighted average number of shares and dilutive potential shares outstanding	48,753	47,978	775

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $14.3 million and $13.6 million, respectively.
(b)	Texas customers received 50% of margins through June 30, 2005. Beginning in July 2005 customers’ share of margins decreased to 25%.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(d)	The 2006 income tax expense includes the recognition of a benefit due to a change in deferred income tax liability resulting from changes in the Texas franchise (income) tax law in May 2006 of $6.2 million.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Six Months Ended June 30, 2006 and 2005

(In thousands and Unaudited)

	2006	2005
Cash flows from operating activites:
Net income	$24,553	$795
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	34,078	47,425
Deferred income taxes, net	3,770	1,783
Loss on extinguishment of debt	—	19,418
Other	12,728	13,380
Change in working capital items:
Net recovery (deferral) of fuel revenues	17,324	(18,081)
Other	(14,352)	(34,074)

Net cash provided by operating activites	78,101	30,646

Cash flows from investing activites:
Cash additions to utility property, plant and equipment	(42,792)	(35,851)
Cash additions to nuclear fuel	(8,124)	(7,844)
Decommissioning trust funds	(3,991)	(3,949)
Other	(427)	1,244

Net cash used for investing activities	(55,334)	(46,400)

Cash flows from financing activities:
Reacquistion and remarketing of debt	—	(381,847)
Issuance of new debt	—	397,688
Nuclear fuel financing obligation	1,218	4,772
Other (a)	185	(24,300)

Net cash provided by (used for) financing activities	1,403	(3,687)

Net increase (decrease) in cash and temporary investments	24,170	(19,441)

Cash and temporary investments at beginning of period	7,956	29,401

Cash and temporary investments at end of period	$32,126	$9,960

Cash Interest Payments	$16,464	$29,004

(a)	Includes $22.4 million in 2005 to settle cash flow hedge associated with the issuance of senior notes in June 2005

El Paso Electric Company and Subsidiary

Quarter Ended June 30, 2006 and 2005

Sales and Revenues Statistics

	2006	2005	Increase (Decrease)

MWh sales:
Retail:
Residential	538,372	486,420	10.7%
Commercial and industrial, small	581,136	553,977	4.9%
Commercial and industrial, large	306,684	307,020	(0.1%)
Sales to public authorities	362,809	335,442	8.2%

Total retail sales	1,789,001	1,682,859	6.3%

Wholesale:
Sales for resale	14,443	13,051	10.7%
Off-system sales	288,099	246,031	17.1%

Total wholesale sales	302,542	259,082	16.8%

Total MWh sales	2,091,543	1,941,941	7.7%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$45,021	$41,110	9.5%
Commercial and industrial, small	42,554	41,359	2.9%
Commercial and industrial, large	10,159	10,321	(1.6%)
Sales to public authorities	17,933	17,379	3.2%

Total retail base revenues	115,667	110,169	5.0%
Wholesale:
Sales for resale	561	507	10.7%

Total base revenues	116,228	110,676	5.0%
Fuel revenues:
Recovered from customers during the period	57,084	36,149	57.9%
Under/(over) collection of fuel	10,543	20,594	(48.8%)
New Mexico fuel in base revenues	7,639	7,098	7.6%

Total fuel revenues	75,266	63,841	17.9%
Off-system sales	13,942	11,674	19.4%
Other	6,360	3,109	104.6%

Total operating revenues	$211,796	$189,300	11.9%

Off-system sales (in thousands):
Gross margins	$775	$1,130	(31.4%)
Retained margins	627	696	(9.9%)
Average number of retail customers:
Residential	307,657	299,759	2.6%
Commercial and industrial, small	32,467	31,530	3.0%
Commercial and industrial, large	58	58	0.0%
Sales to public authorities	4,816	4,562	5.6%

Total	344,998	335,909	2.7%

Number of retail customers (end of period):
Residential	308,107	300,235	2.6%
Commercial and industrial, small	32,565	31,637	2.9%
Commercial and industrial, large	59	59	0.0%
Sales to public authorities	4,819	4,572	5.4%

Total	345,550	336,503	2.7%

Weather statistics			10 Yr Average
Heating degree days	16	84	87
Cooling degree days	1,149	942	960

El Paso Electric Company

Quarter Ended June 30, 2006 and 2005

Generation and Purchased Power Statistics

	2006	2005	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	649,690	879,109	(26.1)%
Four Corners	211,121	185,265	14.0%
Gas plants	591,716	674,956	(12.3)%

Total generation	1,452,527	1,739,330	(16.5)%
Purchased power	818,164	372,001	119.9%

Total available energy	2,270,691	2,111,231	7.5%
Line losses and Company use	179,148	169,390	5.8%

Total	2,091,543	1,941,941	7.7%

Palo Verde capacity factor	48.1%	65.9%
Four Corners capacity factor	92.1%	81.3%

El Paso Electric Company and Subsidiary

Six Months Ended June 30, 2006 and 2005

Sales and Revenues Statistics

	2006	2005	Increase (Decrease)
MWh sales:
Retail:
Residential	989,535	935,884	5.7%
Commercial and industrial, small	1,030,743	989,467	4.2%
Commercial and industrial, large	568,148	574,860	(1.2%)
Sales to public authorities	645,035	603,488	6.9%

Total retail sales	3,233,461	3,103,699	4.2%

Wholesale:
Sales for resale	23,680	21,216	11.6%
Off-system sales	675,977	833,142	(18.9%)

Total wholesale sales	699,657	854,358	(18.1%)

Total MWh sales	3,933,118	3,958,057	(0.6%)

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$82,186	$77,832	5.6%
Commercial and industrial, small	77,442	74,890	3.4%
Commercial and industrial, large	19,204	19,097	0.6%
Sales to public authorities	32,969	31,414	5.0%

Total retail base revenues	211,801	203,233	4.2%
Wholesale:
Sales for resale	908	832	9.1%

Total base revenues	212,709	204,065	4.2%
Fuel revenues:
Recovered from customers during the period	107,799	68,219	58.0%
Under/(over) collection of fuel	7,955	18,052	(55.9%)
New Mexico fuel in base revenues	14,256	13,644	4.5%

Total fuel revenues	130,010	99,915	30.1%
Off-system sales	40,701	38,384	6.0%
Other	10,805	6,121	76.5%

Total operating revenues	$394,225	$348,485	13.1%

Off-system sales (in thousands):
Gross margins	$8,502	$13,660	(37.8%)
Retained margins	6,877	8,415	(18.3%)

Average number of retail customers:
Residential	306,680	298,672	2.7%
Commercial and industrial, small	32,344	31,355	3.2%
Commercial and industrial, large	59	58	2.0%
Sales to public authorities	4,809	4,560	5.5%

Total	343,892	334,645	2.8%

Number of retail customers (end of period):
Residential	308,107	300,235	2.6%
Commercial and industrial, small	32,565	31,637	2.9%
Commercial and industrial, large	59	59	0.0%
Sales to public authorities	4,819	4,572	5.4%

Total	345,550	336,503	2.7%

Weather statistics			10 Yr Average
Heating degree days	1,040	1,291	1308
Cooling degree days	1,162	944	981

El Paso Electric Company

Six Months Ended June 30, 2006 and 2005

Generation and Purchased Power Statistics

	2006	2005	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	1,583,858	2,100,088	(24.6)%
Four Corners	418,632	378,075	10.7%
Gas plants	1,038,076	1,179,232	(12.0)%

Total generation	3,040,566	3,657,395	(16.9)%
Purchased power	1,228,634	631,955	94.4%

Total available energy	4,269,200	4,289,350	(0.5)%
Line losses and Company use	336,082	331,293	1.4%

Total	3,933,118	3,958,057	(0.6)%

Palo Verde capacity factor	58.7%	79.1%
Four Corners capacity factor	91.6%	83.0%

El Paso Electric Company and Subsidiary

Financial Statistics

At June 30, 2006 and 2005

(In thousands, except number of shares and book value per share)

	2006	2005
Balance Sheet
Cash and Temporary Investments	$32,126	$9,960

Common Stock Equity	$583,914	$522,145
Long-term Debt, Net of Current Portion	590,851	590,825
Financing Obligations, Net of Current Portion	21,474	20,120

Total Capitalization	$1,196,239	$1,133,090

Current Portion of Long-Term Debt and
Financing Obligations	$21,649	$25,850

Number of Shares	48,456,574	47,947,716

Book Value Per Common Share	$12.05	$10.89

Common Equity Ratio	47.9%	45.1%
Debt Ratio	52.1%	54.9%